Exhibit 99.1

ENTERPRISE PRODUCTS AND OILTANKING PARTNERS

COMPLETE MERGER

Houston, Texas (February 13, 2015) – Enterprise Products Partners L.P. (NYSE: EPD, “Enterprise”) and Oiltanking Partners, L.P. (NYSE: OILT, “Oiltanking Partners”) today announced the completion of the merger of Oiltanking Partners with a subsidiary of Enterprise after Oiltanking Partners unitholders approved the merger during a unitholder meeting held today in Houston. Approximately 99.87 percent of the Oiltanking Partners common units that voted were cast in favor of the merger, including 54,799,604 (approximately 66 percent of the outstanding Oiltanking Partners common units) owned by Enterprise Products Operating LLC, a wholly owned subsidiary of Enterprise. The total number of units that voted in favor of the merger represents approximately 92.18 percent of Oiltanking Partners’ total outstanding common units as of the record date. Excluding the units owned by Enterprise, approximately 99.54 percent of the Oiltanking common units that voted were cast in favor of the merger. The approval and adoption of the merger agreement and the merger required approval by holders of a majority of the outstanding Oiltanking Partners common units, in accordance with the merger agreement and Oiltanking Partners’ partnership agreement.

Under the terms of the merger agreement, unitholders of Oiltanking Partners (other than Enterprise and its subsidiaries) are entitled to receive 1.3 Enterprise common units for each Oiltanking Partners common unit. Cash will be paid to Oiltanking Partners unitholders in lieu of any fractional units they otherwise would have been entitled to receive in accordance with the merger agreement. As a result of the merger, Oiltanking Partners is now a wholly owned subsidiary of Enterprise and its common units will cease trading on the New York Stock Exchange at the close of business today. Enterprise common units will continue to trade on the New York Stock Exchange under the ticker symbol “EPD.”

“The completion of this merger is a significant milestone for our partnership,” said Michael A. Creel, chief executive officer of the general partner of Enterprise. “Our ownership of Oiltanking Partners provides new avenues for growth and adds important marine terminals along the Texas Gulf Coast to our portfolio of assets. The combination of Enterprise’s system of midstream assets and Oiltanking Partners’ access to waterborne markets and crude oil and petroleum products storage assets will extend and broaden our midstream energy services business.”

On October 1, 2014, Enterprise completed the first step of a two-step acquisition of Oiltanking Partners by paying approximately $4.41 billion to Oiltanking Holding Americas, Inc. for the general partner of Oiltanking Partners, the related incentive distribution rights and approximately 66 percent of outstanding limited partner units of Oiltanking Partners. With the completion of this second step, total consideration paid by Enterprise for Oiltanking Partners was approximately $5.9 billion.

Enterprise is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Its services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals (including liquefied petroleum gas or LPG); crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

This press release includes “forward-looking statements” as defined by the U.S. Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and/or Oiltanking Partners expect, believe or anticipate will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation, any approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the SEC by Enterprise and Oiltanking Partners. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise and Oiltanking Partners do not intend to update or revise their respective forward-looking statements, whether as a result of new information, future events or otherwise.

Enterprise Contacts:

Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745

Rick Rainey, Media Relations (713) 381-3635

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